EXHIBIT 12.1
                     TRITON ENERGY LIMITED AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)



                                                    SIX MONTHS ENDING
                                                          JUNE 30,                  YEAR ENDING DECEMBER 31,
                                                   -------------------  ------------------------------------------------------


                                                     2001       2000      2000       1999        1998       1997       1996
                                                   ---------  --------  ---------  ---------  ----------  ---------  ---------
Fixed charges, as defined
  Interest charges                                 $ 29,141   $19,365   $ 42,685   $ 38,231   $  50,253   $ 50,625   $ 43,884
  Preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis              ---       ---        ---        ---         ---        ---        ---
                                                   ---------  --------  ---------  ---------  ----------  ---------  ---------

      Total fixed charges                          $ 29,141   $19,365   $ 42,685   $ 38,231   $  50,253   $ 50,625   $ 43,884
                                                   =========  ========  =========  =========  ==========  =========  =========

Earnings, as defined (2):
  Earnings (loss) from continuing operations
    before income taxes, extraordinary item
    and cumulative effect                          $124,732   $73,052   $136,726   $ 76,177   $(238,609)  $ 16,896   $ 20,945
  Fixed charges, above                               29,141    19,365     42,685     38,231      50,253     50,625     43,884
  Less interest capitalized                          (8,487)   (9,874)   (24,077)   (14,539)    (23,215)   (25,818)   (27,102)
  Plus undistributed (earnings) loss of affiliates       12        59         35         28         ---        ---       (118)
  Less preferred dividend requirements of
    subsidiaries adjusted to pre-tax basis              ---       ---        ---        ---         ---        ---        ---
                                                   ---------  --------  ---------  ---------  ----------  ---------  ---------

                                                   $145,398   $82,602   $155,369   $ 99,897   $(211,571)  $ 41,703   $ 37,609
                                                   =========  ========  =========  =========  ==========  =========  =========

RATIO OF EARNINGS TO FIXED CHARGES (1) (2)              5.0       4.3        3.6        2.6         ---        0.8        0.9
                                                   =========  ========  =========  =========  ==========  =========  =========


____________________

(1) Earnings were inadequate to cover fixed charges for the years ended December 31, 1998, 1997 and 1996 by $261,824,000, $8,922,000 and $6,275,000,
respectively.
(2) Earnings reflect nonrecurring writedowns and loss provisions of $(250,000) for the six months ended June 30, 2000, $55,119,000, $5,159,000,
$348,064,000  and  $46,153,000  for  the  years  ended  December  31,  2000,
1999, 1998 and 1996, respectively. Nonrecurring gains from the sale of assets and other gains aggregated $442,000, $125,617,000, $6,253,000 and $22,189,000 for the years ended December 31, 1999, 1998, 1997 and 1996, respectively. The ratio of earnings to fixed charges if adjusted to remove nonrecurring items, would have been 5.0 and 4.3 for the six months ended June 30, 2001 and 2000, respectively, 4.9, 2.7, 0.2, 0.7 and 1.4 for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively. Without nonrecurring items, earnings would have been inadequate to cover fixed charges for the years ended December 31, 1998 and 1997 by $39,377,000 and $15,175,000, respectively.